UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

MEI PHARMA, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 16, 2017

To the Stockholders of MEI Pharma, Inc.:

You are cordially invited to attend the Annual Meeting of the Stockholders of MEI Pharma, Inc., a Delaware corporation. The annual meeting will be held at 9:00 a.m. (Pacific Time), on Thursday, November 30, 2017, at the offices of MEI Pharma, Inc., located at 3611 Valley Centre Drive, Suite 500, San Diego, CA 92130, unless postponed or adjourned to a later date. I look forward to meeting with many of our stockholders.

At the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and the proxy statement and report on MEI Pharma’s business. You will also have an opportunity to ask questions.

On behalf of our employees and Board of Directors, I would like to express our appreciation for your continued interest in MEI Pharma, Inc.

Sincerely,

Christine A. White, M.D.

Chairman of the Board

MEI Pharma, Inc.

This proxy statement is dated October 16, 2017 and is first being mailed or made available to stockholders of MEI Pharma, Inc. on or about October 16, 2017.

MEI PHARMA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 30, 2017

To the Stockholders of MEI Pharma, Inc.:

On behalf of the Board of Directors of MEI Pharma, Inc., a Delaware corporation (“MEI Pharma”), MEI Pharma is pleased to deliver the accompanying proxy statement in connection with the annual meeting of stockholders of MEI Pharma which will be held on November 30, 2017 at 9:00 a.m., Pacific Time, at the offices of MEI Pharma, Inc., located at 3611 Valley Centre Drive, Suite 500, San Diego, CA 92130, for the following purposes:

1. To elect two directors to our Board of Directors, to serve until the expiration of their terms in fiscal year 2021 and until their successors are elected and qualified;

2. To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending June 30, 2018;

3. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement;

4. To approve, on an advisory basis, the frequency of the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The proposals are described in more detail in this proxy statement, which MEI Pharma encourages you to read carefully and in its entirety before voting.

This year, we are again using the Securities and Exchange Commission’s Notice and Access model (“Notice and Access”), which allows us to deliver proxy materials via the Internet. We believe Notice and Access provides stockholders with a convenient method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about October 16, 2017, we mailed stockholders of record a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials electronically.

The close of business on October 4, 2017 has been fixed as the record date for determining those holders of MEI Pharma common stock entitled to receive notice of and vote at the annual meeting. Accordingly, only record holders of MEI Pharma common stock at the close of business on that date are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements thereof.

All holders of MEI Pharma common stock are cordially invited to attend the annual meeting in person. You may revoke your proxy in the manner described in this proxy statement at any time before it is voted at the annual meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on November 30, 2017: MEI Pharma’s Proxy Statement, 2017 Annual Report and Form of Proxy Card are also available at https://www.edocumentview.com/MEIP.

Your vote is important regardless of the number of shares of common stock you own. Whether or not you expect to attend the annual meeting, please submit your proxy by Internet, telephone or mail following the instructions found on your Notice of Internet Availability of Proxy Materials or proxy card so that your shares of common stock may be represented and voted at the annual meeting.

By order of the Board of Directors,

Brian G. Drazba

Secretary and Chief Financial Officer

MEI Pharma, Inc.

October 16, 2017

MEI PHARMA PROXY STATEMENT TABLE OF CONTENTS

MEI PHARMA, INC.

3611 Valley Centre Drive, Suite 500

San Diego, CA 92130

THE ANNUAL MEETING OF MEI PHARMA STOCKHOLDERS

To Be Held on Thursday, November 30, 2017, at 9:00 a.m. (Pacific Time), at the offices of MEI Pharma, Inc.

3611 Valley Centre Drive, Suite 500, San Diego, CA 92130

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting To Be Held on November 30, 2017

This proxy statement and our annual report to security holders for the fiscal year ended June 30, 2017 are available at https://www.edocumentview.com/MEIP.

Information Concerning Solicitation and Voting

In this proxy statement, “MEI Pharma”, “the Company”, “we”, “us”, and “our” refer to MEI Pharma, Inc., unless the context otherwise provides.

General

We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders (the “Annual Meeting”) to be held on November 30, 2017 and at any adjournment or postponement thereof. Pursuant to rules adopted by the SEC, we are using the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice contains instructions on how to access the proxy materials and vote your shares of common stock over the Internet. The Notice also contains instructions on how to request a printed copy of the proxy materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Date, Time and Place

The Annual Meeting will be held on November 30, 2017, at the offices of MEI Pharma, Inc. 3611 Valley Centre Drive, Suite 500, San Diego, CA 92130, commencing at 9:00 a.m. (Pacific Time).

Purposes of the MEI Pharma Annual Meeting

The purposes of the Annual Meeting are:

(1)	To elect two directors to the Board of Directors, each to serve until the annual meeting of stockholders in fiscal year 2021 and until their successors are elected and qualified or until their earlier resignation or removal;

(2)	To ratify the appointment of BDO USA, LLP as MEI Pharma’s independent registered public accounting firm for the fiscal year ending June 30, 2018;

(3)	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement;

(4)	To approve, on an advisory basis, the frequency of the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

(5)	To conduct such other business as may properly come before the Annual Meeting or any adjournment, postponement or continuation thereof.

Record Date; Shares of Common Stock Outstanding and Entitled to Vote

We have fixed the close of business on October 4, 2017 as the record date for determination of the holders of our common stock entitled to notice of and to attend and vote at the Annual Meeting or any adjournment or postponement thereof. There were approximately 1,131 holders of record of our common stock at the close of business on the record date. At the close of business on the record date 36,950,177 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder thereof to one vote at the Annual Meeting on all matters properly presented at the Annual Meeting. See the section titled, “Security Ownership of Certain Beneficial Owners and Management of MEI Pharma” in this proxy statement for information regarding persons known to our management to be the beneficial owners of more than 5% of the outstanding shares of our common stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the Board of Directors of MEI Pharma for use at the Annual Meeting.

If you are a stockholder of record of MEI Pharma as of the record date referred to above, you may vote in person at the Annual Meeting, via the Internet by following the instructions provided in the Notice, via telephone by calling the toll-free number found on the proxy card, or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person:

•	If you hold shares in your name as the stockholder of record, you may vote those shares in person at the Annual Meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you to the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit a proxy card for your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

•	If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the Annual Meeting only if you obtain and bring with you a signed proxy from your nominee giving you the right to vote the shares. To do this, you should contact your nominee.

•	To vote on the Internet, go to the website indicated on the Notice to complete an electronic proxy card. You will be asked to provide MEI Pharma’s number and a control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. (Pacific Time) on November 30, 2017 to be counted.

•	To vote over the telephone, dial the toll-free number on your proxy card or voting instruction form using a touch-tone phone and follow the recorded instructions. You will be asked to provide MEI Pharma’s number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. (Pacific Time) on November 30, 2017 to be counted.

•	To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If we receive your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy card from the institution that holds your shares and follow the instructions included on that proxy card regarding how to instruct your broker to vote your MEI Pharma shares. If you do not give instructions to your broker, your broker can vote your MEI Pharma shares with respect to “discretionary” items but not with respect to “non-discretionary” items. The proposals relating to the election of directors (Proposal No. 1), the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal No. 3) and the approval, on an advisory basis, of the frequency of the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal No. 4) are non-discretionary items. On non-discretionary items, for which you do not give your broker instructions, the shares will be treated as broker non-votes.

All properly executed proxies that are not revoked will be voted at the Annual Meeting and at any adjournments or postponements of the Annual Meeting in accordance with the instructions contained in the proxy. If a holder of our common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 electing the two nominees to our Board of Directors; “FOR” Proposal No. 2 ratifying the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018; “FOR” Proposal No. 3 to approve, on an advisory basis, the compensation paid to MEI Pharma’s named executive officers; and “EVERY YEAR” on Proposal No. 4 to approve, on an advisory basis, the frequency of the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

Our stockholders of record may change their votes at any time before their proxy is voted at the Annual Meeting in one of three ways. First, a stockholder of record can send a written notice to the Secretary of MEI Pharma stating that the stockholder would like to revoke its proxy. Second, a stockholder of record can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, a stockholder of record can attend the Annual Meeting and vote in person. Attendance alone will not revoke a proxy. If a stockholder of record has instructed a broker to vote its shares of common stock, the stockholder must follow directions received from its broker to change those instructions.

Quorum and Vote of MEI Pharma Stockholders Required

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third of the shares of the common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum. If a quorum is not present at the Annual Meeting, we expect that the meeting would be adjourned or postponed to solicit additional proxies. Abstentions and broker non-votes will be counted towards a quorum.

For Proposal No. 1, the affirmative vote of a plurality of the votes cast is required to elect a director when a quorum is present. “Votes cast” excludes abstentions and any broker non-votes. Accordingly, abstentions and broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) will have no effect on the election of directors.

For Proposals No. 2 and 3, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention with respect to these proposals will be deemed present, but will not be voted. Accordingly, an abstention will have the effect of a vote “against” the proposal. Broker non-votes on a proposal will have no effect on determining whether stockholders have approved the proposal.

For Proposal No. 4, the frequency receiving the greatest number of votes—every year, every two years or every three years—will be the advisory frequency approved by our stockholders. Accordingly, abstentions and broker non-votes will have no effect on the proposal to approve, on an advisory basis, the frequency of the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

At the record date for the Annual Meeting, the directors and executive officers of MEI Pharma owned less than 1% of the outstanding shares of MEI Pharma common stock entitled to vote at the Annual Meeting.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from our stockholders by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of our common stock for the forwarding of solicitation materials to the beneficial owners of our common stock. We will pay the cost of soliciting proxies, including reimbursing applicable brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

The Board of Directors has nominated Dr. Kevan E. Clemens and Dr. Daniel P. Gold to serve as directors for a term expiring at the annual meeting of stockholders to be held in fiscal 2021 and until their successors have been elected and qualified. Each of the nominees has consented to be named herein and to serve if elected. We do not know of anything that would preclude any nominee from serving if elected. If any nominee becomes unable to stand for election as a director at the Annual Meeting as a result of an event not anticipated by the Board of Directors, the proxy may be voted for a substitute designated by the Board of Directors. The identity and a brief biography of each nominee is set forth below. The Board of Directors has determined that Dr. Kevan E. Clemens is an independent director within the meaning of the listing standards of the NASDAQ Capital Market.

Our restated certificate of incorporation, as amended, and amended and restated by-laws provide that the authorized number of directors shall be determined by a resolution of the Board of Directors, but shall be between two and nine. The number of directors currently authorized by the Board of Directors is seven. Under our restated certificate of incorporation, as amended, and amended and restated bylaws, our Board of Directors is divided into three classes, with the classes serving three-year staggered terms. Each class contains, as near as possible, one-third of the whole number of directors, with members of each class holding office for a three-year term. There are currently two directors whose terms expire at the annual meeting to be held in fiscal 2019, three directors whose terms expire at the annual meeting to be held in fiscal 2020 and two directors whose terms expire at the Annual Meeting.

Dr. Kevan E. Clemens and Dr. Daniel P. Gold, are members of the class of directors whose terms expire at the Annual Meeting.

Business Experience of Nominees

Kevan E. Clemens, Ph.D., age 73, Director

Dr. Clemens was elected as a director in December 2014. He has a long and distinguished career in the pharmaceutical industry, highlighted by 25 years at Labratorios Syntex SA and Hoffman-La Roche in a number of development, sales and marketing positions. As Executive Vice President, Business Director at Roche, he was responsible for the blockbuster Global Oncology franchise, including its strategic plans, development and marketing. Prior to that, he was Vice President, Global Head of Specialty Care, Vice President, Global Head of Project Management and Vice President, Global Head of Clinical Operations for North and South America. Dr. Clemens served on the board of directors of Chelsea Therapeutics International from 2004 until its acquisition by H. Lundbeck A/S in June 2014. He also served on the board of directors of Kosan Biosciences from 2005 to 2008. Dr. Clemens obtained his Ph.D. in Chemistry from the University College London.

Daniel P. Gold, Ph.D., age 63, President, Chief Executive Officer and Director

Dr. Gold was appointed President and Chief Executive Officer in April 2010. He joined the Company with approximately 25 years of drug discovery and development experience, most recently as President and Chief Executive Officer of Prospect Therapeutics, a mid-stage oncology company. Prior to his tenure at Prospect, Dr. Gold was founder and Chief Scientific Officer of Favrille, where he was an integral member of a team that advanced the company’s lead oncology candidate through a pivotal Phase III clinical trial. He currently serves on the Board of Trustees of the Hope Funds for Cancer Research. Dr. Gold’s academic qualifications include Postdoctoral Fellowships at the Dana-Farber Cancer Institute, at the Harvard School of Medicine and the Massachusetts Institute of Technology, Center for Cancer Research. He holds a Ph.D. in Pathology/Immunology from Tufts University, Boston and a bachelor’s degree in Biology from the University of California Los Angeles.

VOTE REQUIRED

Assuming a quorum is met, a nominee for director must receive a plurality of the votes cast by holders of the shares of common stock represented in person or by proxy at the Annual Meeting to be elected as a director. Votes may be cast in favor or withheld. Votes that are withheld and broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the election of the director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF KEVAN E. CLEMENS, Ph.D. AND DANIEL P. GOLD, Ph.D. AS DIRECTORS OF MEI PHARMA, INC.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

Set forth below are the names and certain biographical information regarding our directors who are not being considered for re-election at the Annual Meeting.

Name	Age	Positions Held	Expiration of Term
Charles V. Baltic III	56	Director	Fiscal 2019 Annual Meeting of Stockholders
Nicholas R. Glover, Ph.D.	48	Director	Fiscal 2019 Annual Meeting of Stockholders
Thomas C. Reynolds, M.D., Ph.D.	58	Director	Fiscal 2020 Annual Meeting of Stockholders
William D. Rueckert	64	Director	Fiscal 2020 Annual Meeting of Stockholders
Christine A. White, M.D.	65	Director	Fiscal 2020 Annual Meeting of Stockholders

Charles V. Baltic III, age 56, Director

Mr. Baltic has been a director of MEI Pharma since October 2011. Mr. Baltic has been a Managing Director and Co-Head of Healthcare at Needham & Company, LLC since 2009. Prior to joining Needham, Mr. Baltic was a Managing Director and head of the biotechnology practice at CRT Capital Group from 2006 to 2008. From 2001 to 2006, he served as a Managing Director in Healthcare Investment Banking at Wachovia Securities. Prior to Wachovia, he was with Healthcare Investment Banking at Cowen and Company for six years, ultimately serving as a Director in life sciences. Prior to beginning his investment banking career in 1996, Mr. Baltic practiced corporate and securities law with the firm of Dewey Ballantine, representing numerous healthcare and securities clients. Mr. Baltic is also a founding Trustee of the non-profit Hope Funds for Cancer Research, as well as a Director of the non-profit trade association Life Science Washington (formerly the Washington Biotechnology and Biomedical Association), and a Director of SIDIS, Inc., a life sciences investment company. Mr. Baltic is a former member of the U.S. Securities and Exchange Commission’s Advisory Committee on Small and Emerging Growth Companies and a former Director of MedVantage Inc., which was ultimately acquired by IMS Health. Mr. Baltic earned his B.A and J.D. degrees from Georgetown University and M.B.A. degree in Finance from the Wharton School of the University of Pennsylvania.

Nicholas R. Glover, Ph.D., age 48, Director

Dr. Glover has been a director of MEI Pharma since June 2013. He is currently President and Chief Executive Officer of Sierra Oncology (NASDAQ: SRRA), a drug development company focused on advancing targeted therapeutics for the treatment of patients with cancer. Prior to joining Sierra, he served as President and Chief Executive Officer of YM Biosciences’, an oncology drug development company, from November 2010 until its acquisition by Gilead Sciences for $510 million in February 2013. Previously, Dr. Glover was President and Chief Executive Officer of Vivendi Biotech, a biopharmaceutical company involved in the discovery and development of monoclonal antibody-based technologies for the treatment of cancer, which he joined after serving as an investment manager for MDS Capital, a life sciences venture capital firm. Dr. Glover holds a B.Sc. (Hons) in Chemistry from the University of East Anglia, U.K., a M.Sc. in Chemistry from the University of British Columbia, Canada, and a Ph.D. in Chemistry from Simon Fraser University, Canada.

Thomas C. Reynolds, M.D., Ph.D., age 58, Director

Dr. Reynolds has been a director of MEI Pharma since February 2013. He has been President of Two Paddles Consulting LLC since December 2013, providing consulting services to biotechnology companies. Dr. Reynolds currently serves as an independent director of Trillium Therapeutics Inc. (NASDAQ: TRIL; TSX: TR), an immuno-oncology company, since March 2014. Previously, he served as Chief Medical Officer of Seattle Genetics from March 2007 until his retirement in February 2013. While at Seattle Genetics, he was responsible for building and leading an integrated clinical development, regulatory and medical affairs organization, highlighted by the development and approval of ADCETRIS®. From 2002 to 2007, Dr. Reynolds served at ZymoGenetics (acquired by Bristol-Myers Squibb in 2010), most recently as Vice President, Medical Affairs, where he oversaw the clinical development and regulatory filing of RECOTHROM®. Previously, he was Vice President, Clinical Affairs at Targeted Genetics, and before that was at Somatix Therapy (acquired by Cell Genesys in 1997). Dr. Reynolds received his M.D. and Ph.D. in biophysics from Stanford University and a B.A. in chemistry from Dartmouth College.

William D. Rueckert, age 64, Director

Mr. Rueckert has been a director of MEI Pharma since April 2011. Mr. Rueckert was previously a director of MEI Pharma between March 2007 and March 2009. Mr. Rueckert joined the board of Delcath Systems, Inc. (NASDAQ: DCTH), a specialty pharmaceutical and medical device company focused on oncology, in December 2014. Mr. Rueckert was a director of Novogen Limited between March 2009 and December 2012, serving as its non-executive chairman beginning in October 2010. Mr. Rueckert was a director of Chelsea Therapeutics, Inc. until June 2014, when, following approval of its drug, Northera®, the company was sold to H. Lundbeck A/S. Mr. Rueckert is the President of Oyster Management Group LLC, an investment fund specializing in community banks. Since July 2011, Mr. Rueckert has been a director of Fairfield County Bank, a community bank based in Ridgefield, CT. From 1988 to 2006 he was President and Director of Rosow & Company and its affiliates, a private investment firm based in Connecticut. From 1981 until 1988, he was President of United States Oil Company, a publicly traded oil exploration company. Among his many civic affiliations, Mr. Rueckert is Director and President of the Cleveland H. Dodge Foundation, Co-Chairman of the Board of the Trustees of Teachers College, Columbia University and a trustee of the Y Retirement Fund, a national pension fund for YMCA employees.

Christine A. White, M.D., age 65, Director

Dr. White has been a director of MEI Pharma since August 2010. She served as Lead Director from January 2013 until she was appointed Chairman of the Board in December 2015. She was with Biogen Idec from 1996 to 2005, most recently as Senior Vice President, Global Medical Affairs, where she played an integral role in the development and commercialization of Rituxan® and Zevalin®. Previously, she served as the Director of Clinical Oncology Research and Chair of the Department of Medicine at Scripps Memorial Hospitals in La Jolla and Encinitas, California. Dr. White serves as a member of the board of directors of Arena Pharmaceuticals since 2006. She previously served as a member of the board of directors at Genoptix Medical Laboratory, Monogram Biosciences and Pharmacyclics Inc. Dr. White earned her B.A. in Biology and her M.D. from the University of Chicago and is Board certified in both Internal Medicine and Medical Oncology.

Information about the Board of Directors and its Committees

The Board of Directors has responsibility for the overall corporate governance of MEI Pharma. During the fiscal year ended June 30, 2017, a majority of the members of the Board of Directors were, and as of the date of this report are, independent within the meaning of the NASDAQ Stock Market (“NASDAQ”) rules.

The Board has established an Audit Committee to oversee the Company’s financial matters, a Compensation Committee to oversee the Company’s compensation policies, plans and programs and a Nominating and Governance Committee to assist the Board of Directors in nominating board members to be elected by the stockholders at the Annual Meeting, to fill vacancies and newly created directorships, and to evaluate and monitor all matters with respect to governance of the Company and oversee compliance by the Company with its legal and regulatory obligations.

Schedule of Committee Members

Board Member	Audit Committee	Compensation Committee	Nominating & Governance Committee
Charles V. Baltic, III
Christine A. White
Kevan E. Clemens
Nicholas R. Glover
Thomas C. Reynolds
William D. Rueckert

= Committee Member

= Committee Chair

= Financial Expert

Audit Committee

The Audit Committee of the Board of Directors has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee’s responsibilities include:

•	oversee financial and accounting activities;

•	select and recommend the annual appointment of independent auditors;

•	review and approve the scope of audit and non-audit assignments and related fees;

•	assess annually the Company’s major financial risks and exposures;

•	evaluate the independence and performance of the independent auditors:

•	review the accounting principles used in financial reporting;

•	review and assess our financial reporting activities and disclosures included in our periodic reports and the accounting standards and principles followed;

•	review the adequacy and effectiveness of our internal control over financial reporting; and

•	review and approve related party transactions.

The members of the Audit Committee are Mr. Rueckert (Committee Chair), who was appointed to the Audit Committee in August 2016, Mr. Baltic and Dr. Glover. Mr. Rueckert was appointed Committee Chair on September 1, 2016, and was determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC. Ms. Leah Rush Cann, who was an independent director, was Committee Chair until she resigned her position in connection with her resignation from the Board effective September 1, 2016. She was determined to be an “audit committee financial expert”. Dr. White rotated off the committee in August 2016.

The Board of Directors has determined that each of the Audit Committee members is independent, as defined by applicable NASDAQ and SEC rules. The Company has adopted an Audit Committee Charter, which is posted on its website at www.meipharma.com. The Audit Committee met four times during the fiscal year ended June 30, 2017.

Compensation Committee

The Compensation Committee acts on behalf of the Board to fulfill the Board’s responsibilities to:

•	oversee, review, modify and approve our compensation strategy and policies;

•	assess the independence of compensation consultants and legal advisors prior to engagement;

•	exercise sole power to retain compensation consultants and advisors and to determine the scope of the associated engagements;

•	review and approve annual corporate performance goals;

•	evaluate the chief executive officer’s and executive officers’ performance;

•	review and determine the compensation to be paid to our executive officers, including the allocation of equity related grants;

•	recommend the compensation and terms of appointment of non-executive directors to the Board of Directors for review and approval;

•	ensure the Company meets the reporting requirements promulgated by the SEC regarding compensation and disclosure of compensation and compensation related practices;

•	assess potential compensation related risks; and

•	evaluate and ensure compliance with “Say-on-Pay” requirements.

The Compensation Committee also consults with and considers the recommendations of the chief executive officer with respect to the appropriate level and mix of the various compensation components, focused primarily on the particular goals of applicable executives and employees in a particular year. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.meipharma.com. Dr. White served as the Chair of the Compensation Committee from July 2011 until August 1, 2016. Effective August 1, 2016, Dr. Clemens, who was appointed to the Compensation Committee in December 2014, was appointed Chair of the Compensation Committee. The members of the Compensation Committee are Mr. Rueckert, Dr. Reynolds and Dr. Glover. Dr. White rotated off the Compensation Committee in July 2017. The Board of Directors has determined that each member of the Compensation Committee is independent as defined by applicable NASDAQ rules. The Compensation Committee met four times during the fiscal year ended June 30, 2017.

Nominating and Governance Committee

Mr. Baltic has served as Chairman of the Nominating and Governance Committee since September 2012. On August 1, 2016, Dr. White joined the committee and Mr. Rueckert left the committee. Effective September 1, 2016, Ms. Cann resigned her membership on the Committee in connection with her resignation from the Board. The other member of the Nominating Committee is Dr. Reynolds. MEI Pharma’s Nominating and Governance Committee Charter is posted on its website at www.meipharma.com. The Nominating and Governance Committee met four times during the fiscal year ended June 30, 2017.

The Nominating and Governance Committee is responsible for assisting the Board of Directors in:

•	identifying qualified individuals who possess the desired experience and skills to serve on the Board;

•	proposing chairpersons and members on committees to the Board;

•	considering all qualified director candidates identified by the Nominating and Governance Committee, or by stockholders, in the event any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election;

•	overseeing the Board evaluation process and evaluating the size and composition of the Board; and

•	evaluating any stockholder proposal and whether to recommend to the Board of Directors and whether the Company shall support or oppose the proposal.

Stockholders who would like to propose an independent director candidate for consideration for nomination by the Board of Directors at next year’s annual meeting of stockholders may do so by submitting the candidate’s name, resume and biographical information to the attention of Brian G. Drazba, Secretary, MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California 92130. All stockholder nominations received by the Secretary, which comply with the advance notice provisions of the Company’s Amended and Restated Bylaws, will be presented to the Nominating and Governance Committee for the same consideration as individuals identified by the Nominating and Governance Committee through other means.

The Nominating and Governance Committee reviews the prospective candidate’s biographical information and assesses each candidate’s independence, diversity, skills and expertise based on a variety of factors, including the following criteria:

•	whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards;

•	whether the candidate has had broad business, governmental, non-profit or professional experience that indicates that the candidate will be able to make a significant and immediate contribution to the Board of Directors’ discussion and decision-making; and

•	whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors requires the exercise of judgment by members of the Nominating and Governance Committee when the Committee makes recommendations to the Board of Directors, and cannot be measured in a quantitative way. In addition, the Nominating and Governance Committee considers, as one factor among many, the diversity of Board candidates, which may include diversity of skills and experience as well as geographic, gender, age, and ethnic diversity. The Nominating and Governance Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying Board candidates. The Nominating and Governance Committee and the Board of Directors generally value the broad business experience and independent business judgment in the health care, life sciences and other fields of each member. Specifically, Dr. White is qualified for the Board based on her business and medical experience in the healthcare field, including oncology research. Mr. Rueckert is qualified for the Board based on his business experience in the investment industry and his status as an “audit committee expert”. Mr. Baltic is qualified for the Board as a result of his business experience in the health care investment banking industry. Dr. Reynolds is qualified for the Board based on his medical experience and experience in clinical development and regulatory and medical affairs. Dr. Glover is qualified for the Board based on his business experience and his drug development experience in the oncology field. Dr. Clemens is qualified for the Board based on his business and pharmaceutical industry experience in the areas of commercialization, strategic marketing, business development and drug development in oncology. Dr. Gold is qualified for the Board based on his experience as the Company’s chief executive officer and other experience in clinical development and the pharmaceutical industry.

In addition, the Nominating and Governance Committee oversees compliance by the Company with its legal and regulatory obligations and periodically reviews:

•	the Company’s Code of Business Conduct and Ethics;

•	the Company’s Insider Trading Policy;

•	the Company’s Corporate Disclosure Policy;

•	the Company’s certificate of incorporation;

•	the Company’s bylaws; and

•	the independent status of directors.

Director Independence

The Board of Directors has determined the independence of each director in accordance with the elements of independence set forth in the NASDAQ listing standards. Based upon information solicited from each director, the Board of Directors has determined that each of Mr. Rueckert, Dr. White, Dr. Reynolds, Mr. Baltic, Dr. Glover and Dr. Clemens has no material relationship with MEI Pharma and is “independent” within the meaning of NASDAQ’s director independence standards as currently in effect. In making the foregoing determinations, the Board of Directors has considered both the objective tests set forth in the NASDAQ independence standards and subjective measures with respect to each director necessary to determine that no relationships exist that would interfere with the exercise of independent judgment by each such director in carrying out responsibilities of a director. Dr. Gold, as President and Chief Executive Officer, is not considered independent in accordance with NASDAQ’s requirements.

Board Leadership Structure

Previously, the Board of Directors created the position of Lead Director to carry out the duties of the Chairman until the Nominating and Governance Committee identified and the Board appointed a director to the Chairman position. In December 2015, the Board of Directors eliminated the Lead Director position and elected Dr. White to the position of Chairman of the Board. Dr. White previously held the position of Lead Director since March 2013.

The Board of Directors does not have a policy addressing whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or if the roles should be separate. Our Board believes that it should have the flexibility to make its determination based upon what it considers to be the appropriate leadership structure for the Company at the time. The Board believes that its current leadership structure, with Dr. Gold serving as President and Chief Executive Officer and Dr. White serving as Chairman of the Board is appropriate for the Company at this time.

Board Role in Risk Oversight

Risk is an integral part of the Board and Committee deliberations throughout the year. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives financial risk assessment reports from management. Risks related to the compensation programs are reviewed by the Compensation Committee. The Board is advised by these committees of significant risks and management’s response through periodic updates.

Stockholder Communications with the Board of Directors

The Company’s stockholders may communicate with the Board of Directors, including non-executive directors or officers, by sending written communications addressed to such person or persons in care of MEI Pharma, Inc., Attention: Secretary, 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130. All communications will be compiled by the Secretary and submitted to the addressee. If the Board of Directors modifies this process, the revised process will be posted on the Company’s website.

Appointment of Directors

The Company’s certificate of incorporation and by-laws provide that the number of directors will be set by resolution of the board, but shall be between two and nine. The Company currently has seven directors.

Under the Company’s certificate of incorporation and by-laws, directors are to be elected at each annual meeting of stockholders for a term of three years unless the director is removed, retires or the office is vacated earlier. The board is divided into three classes with respect to the term of office, with the terms of office of one class expiring each successive year. This classified board provision could discourage a third party from making a tender offer for the Company’s shares or attempting to obtain control of MEI Pharma. It could also delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

A director may resign at any time. The resignation is effective upon receipt of notice. Any or all directors may be removed with or without cause by a resolution of stockholders entitled to vote to elect directors. Vacancies from resignation or removal or expansion of the size of the board may be filled by resolution of a majority of directors then in office or by a sole remaining director, and any director so appointed shall serve for the remainder of the full term of the class of directors in which the vacancy occurred.

Attendance of Directors at Board Meetings and Shareholder Meetings

During the fiscal year ended June 30, 2017, the Board of Directors held a total of four meetings, and each director attended at least 75% of the total number of meetings of the Board of Directors and of the meetings of each committee of the Board of Directors on which such director served.

All directors are expected to attend the Company’s annual meetings of stockholders. All directors then in office, attended the annual meeting of stockholders held in December 2016.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s directors and employees and the Company has posted the text of the policy on its website at www.meipharma.com.

Executive Officers

The Company’s executive officers are appointed by and serve at the discretion of the Board of Directors. Set forth below are the names and certain biographical information regarding MEI Pharma’s executive officers as of June 30, 2017.

Daniel P. Gold Ph.D., age 63, President and Chief Executive Officer

See “Directors” above for biographical information regarding Dr. Gold.

Brian G. Drazba, age 56, Chief Financial Officer and Secretary

Mr. Drazba has been Chief Financial Officer since April 2017. Mr. Drazba has more than 25 years of financial management experience in the healthcare industry. Previously, he served as Vice President of Finance and Chief Financial Officer of Heron Therapeutics, Inc., a commercial-stage biotechnology company, from October 2013 to March 2017. From 2009 to 2012, he was Vice President of Finance and Chief Accounting Officer for ISTA Pharmaceuticals, a commercial-stage pharmaceutical company. ISTA Pharmaceuticals was acquired by Bausch + Lomb in June 2012. From 1992 to 2009, Mr. Drazba held various positions of increasing responsibility within Insight Health Corp., most recently as Senior Vice President and Chief Accounting Officer. He began his career at Arthur Andersen & Co., a public accounting firm. Mr. Drazba is a licensed Certified Public Accountant in California and received a B.A. degree in Accounting from the University of San Diego.

Robert D. Mass, M.D., age 63, Chief Medical Officer

Dr. Mass has been Chief Medical Officer since June 2011. Dr. Mass has more than 20 years of experience as a medical oncologist in both clinical practice and clinical drug development. He held a number of leadership positions at Genentech from 1998 to 2009, most recently as Head of Medical Affairs, BioOncology, a position created to strategically integrate and optimize all of the non-sponsored clinical programs within the company’s oncology portfolio. He also served on the Executive Development Review Committee at Genentech, which was responsible for the review and approval of all sponsored clinical programs across the company’s therapeutic portfolio. Previously he served as clinical science leader for Herceptin® from 1999 to 2002, Tarceva® from 2002 to 2003, and Avastin®, currently the leading oncology therapeutic worldwide, from 2003 to 2007. Prior to joining Genentech, he practiced Hematology and Medical Oncology from 1988 to 1998. Dr. Mass earned his bachelor’s degree in Economics from Tufts University and his medical degree from Oregon Health & Science University. He is certified by the American Board of Internal Medicine in both Internal Medicine and Medical Oncology.

David M. Urso, age 53, Senior Vice President of Corporate Development & General Counsel

Mr. Urso has been Senior Vice President of Corporate Development and General Counsel since March 2014. Mr. Urso joined MEI Pharma with more than two decades of experience in the life science industry, most recently as Chief Operating Officer and General Counsel at Tioga Pharmaceuticals, a privately held drug development company he co-founded in 2005. Previously, he was a Principal at Forward Ventures, where he was responsible for identifying and developing life science venture capital investments. Prior to joining Forward Ventures in 2002, Mr. Urso was Director of Corporate Development and Legal Affairs at DNA Sciences, Inc. Previously, he worked as an attorney in the corporate securities and licensing groups at Wilson Sonsini Goodrich & Rosati LLP and Cooley Godward LLP, after beginning his career as a bench scientist at SmithKline Beecham and the University of Pennsylvania Medical School. Mr. Urso received a J.D. from Harvard Law School and a B.A. in Molecular Biology and Philosophy from Reed College.

RATIFICATION OF APPOINTMENT OF BDO USA, LLP (PROPOSAL NO. 2)

Background

The Audit Committee has selected BDO USA, LLP (“BDO USA”) as independent registered public accounting firm to audit the financial statements and the internal controls over financial reporting of the Company for the fiscal year ending June 30, 2018. The Board of Directors is submitting the appointment of BDO USA to the stockholders for ratification as a matter of good corporate practice.

BDO USA has been engaged as the Company’s independent auditor since January 18, 2011. They have performed the Company’s annual audit of its financial statements for each fiscal year beginning with the fiscal year ended June 30, 2011.

Representatives of BDO USA are expected to attend the Annual Meeting. The BDO USA representatives will have an opportunity to make a statement at the meeting and are expected to be available to respond to appropriate questions.

Fees Paid to Auditors

Audit Fees

During the fiscal year ended June 30, 2017, we incurred aggregate audit fees of $197,000 to BDO USA. Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal controls, quarterly review of financial statements included in our Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings, including providing consents for inclusion of their opinion in registration statements filed with the Securities and Exchange Commission.

During the fiscal year ended June 30, 2016, we incurred aggregate audit fees of $138,900 to BDO USA.

Audit-related Fees

No audit-related fees were paid to BDO USA during the fiscal years ended June 30, 2017 and 2016.

Tax Fees

During the fiscal year ended June 30, 2017, we incurred aggregate tax fees of $41,400 to BDO USA. Tax fees comprise fees for professional services related to tax compliance and advice.

During the fiscal year ended June 30, 2016, we incurred aggregate tax fees of $8,200 to BDO USA.

Other Fees

No other fees were paid to BDO USA during the fiscal years ended June 30, 2017 and 2016.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedure for pre-approving all audit and non-audit services to be performed by our independent auditors. The policy requires pre-approval of all services rendered by our independent auditors either as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on a case by case basis.

VOTE REQUIRED

The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018 will require approval by the majority of the votes cast by the holders of the shares of our common stock voting in person or by proxy at the Annual Meeting. Stockholders may vote either for or against or abstain from voting on the proposal to ratify the selection of BDO USA, LLP as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum. Abstentions will have the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal. A failure to vote by not returning a signed proxy will have no effect on the outcome of the proposal.

In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection of audit firms, but may decide not to change its selection. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change would be in our stockholders’ best interest.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF BDO USA, LLP TO ACT AS MEI PHARMA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2018.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of MEI Pharma has furnished the following report on its activities during the fiscal year ended June 30, 2017. The report is not deemed to be “soliciting material” or “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that MEI Pharma specifically incorporates it by reference into any such filing.

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial reporting process, principles and internal controls as well as preparation of our financial statements. For the fiscal year ended June 30, 2017, the members of the Audit Committee were Mr. Rueckert (Committee Chair), Mr. Baltic and Dr. Glover, each of whom is an independent director as defined by the applicable NASDAQ and SEC rules. On August 1, 2016, Dr. White rotated off the Audit Committee and was replaced by Mr. Rueckert. Mr. Rueckert became Committee Chair on September 1, 2016, when Ms. Leah Cann resigned her position on the board of directors and its committees. The Audit Committee met four times during the fiscal year ended June 30, 2017.

In fulfilling its responsibilities, the Audit Committee appointed independent auditors BDO USA for the fiscal year ended June 30, 2017. The Audit Committee reviewed and discussed with the independent auditors the overall scope and specific plans for their audit. The Audit Committee also reviewed and discussed with the independent auditors and with management MEI Pharma’s audited financial statements and the adequacy of its internal controls. The Audit Committee met with the independent auditors, without management present, to discuss the results of our independent auditor’s audits, their evaluations of MEI Pharma’s internal controls and the overall quality of MEI Pharma’s financial reporting.

Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its practice of recommending that the Board of Directors ask the stockholders, at their annual meeting, to ratify their appointment of the independent auditors.

The Audit Committee monitored the independence and performance of the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301—Communications with Audit Committees. MEI Pharma’s independent auditors have provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent auditor the independent auditor’s independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2017, for filing with the SEC.

Mr. William D. Rueckert

Mr. Charles V. Baltic III

Dr. Nicholas R. Glover

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 3)

At our 2011 annual meeting of stockholders, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “Say-on-Pay” vote, every three years. However, in consideration of stockholder and proxy advisor input, our Board of Directors reconsidered the frequency of our “Say-on-Pay” vote and beginning with the annual meeting of stockholders held in December 2014, increased the frequency from a triennial to an annual vote. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the “Compensation Discussion and Analysis—Compensation Philosophy and Objectives” section and the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles, aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is intended to enhance stockholder value by attracting, motivating and retaining qualified individuals to perform at the highest levels and to contribute to our growth and success.

We urge stockholders to read the information below under “Compensation Discussion and Analysis”, including the Company’s Compensation Philosophy and Objectives as well as the related compensation tables and narrative, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Our Board of Directors and the Compensation Committee believe that our compensation policies and practices are effective in implementing our compensation philosophy and in helping us achieve our corporate goals.

Accordingly, our Board of Directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to MEI Pharma, Inc. named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the fiscal year 2018 annual meeting of stockholders, including the discussion under the heading “Compensation Discussion and Analysis”, the compensation tables and the other narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and our Board of Directors and, accordingly, our Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires a majority of the votes cast by stockholders entitled to vote on the proposal voting “FOR” approval. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum. Abstentions will have the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal. A failure to vote by not returning a signed proxy will have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for our named executive officers identified in the Summary Compensation Table. For fiscal year 2017, our named executive officers consist of Daniel P. Gold, Ph.D., our President, Chief Executive Officer & Director, Brian G. Drazba, our Chief Financial Officer, Robert D. Mass, MD, our Chief Medical Officer, and David M. Urso, our Senior Vice President of Corporate Development and General Counsel, and Thomas M. Zech, our former Chief Financial Officer, to whom we collectively refer in this Compensation Discussion and Analysis as our “executive officers.”

We are an oncology company focused on the clinical development of novel therapies for cancer. Our portfolio of clinical drug candidates includes Pracinostat, an oral histone deacetylase (“HDAC”) inhibitor that is being developed in combination with azacitidine for the treatment of adults with newly diagnosed acute myeloid leukemia (“AML”) who are unfit for intensive chemotherapy, and patients with high or very high-risk myelodysplastic syndrome (“MDS”). In August 2016, we entered into an exclusive worldwide license, development and commercialization agreement with Helsinn Healthcare SA, a Swiss pharmaceutical corporation (“Helsinn”), for Pracinostat in AML, MDS and other potential indications. Our clinical development portfolio also includes ME-401, an oral inhibitor of phosphatidylinositide 3-kinase (“PI3K”) delta being developed for B-cell malignancies, and ME-344, a mitochondrial inhibitor that has shown evidence of clinical activity in refractory solid tumors. We own exclusive worldwide rights to ME-401 and ME-344 without any future milestone or royalty obligations. On September 5, 2017, we entered into a license agreement with Presage Biosciences, Inc. for exclusive worldwide rights to develop, manufacture and commercialize Voruciclib, a clinical-stage, oral and selective cyclin-dependent kinase (CDK) inhibitor, and related compounds.

Compensation Philosophy and Objectives

We believe that the performance of our executive officers significantly impacts our ability to achieve our corporate goals. We, therefore, place considerable importance on the design and administration of our executive officer compensation program. This program is intended to enhance stockholder value by attracting, motivating and retaining qualified individuals to perform at the highest levels and to contribute to our growth and success. Our executive officer compensation program is designed to provide compensation opportunities that are tied to individual and corporate performance.

Our overall compensation philosophy has been to pay our executive officers an annual base salary and to provide opportunities, through cash and equity incentives, to deliver higher compensation if certain key performance goals are satisfied or exceeded. The main principles of our fiscal year 2017 compensation strategy included the following:

•	Compensation decisions are driven by a pay-for-performance philosophy;

•	Compensation should reflect individual and corporate performance; and

•	Target annual compensation is positioned below the median, with above-median compensation earned through an executive officer’s and the Company’s extraordinary performance and through long-term equity compensation delivery through stock options if shareholder value increases significantly after grant.

Fiscal year 2017 was a year of progress in the areas of clinical, regulatory and business development. The Company’s strategy and efforts for Pracinostat in AML resulted in Breakthrough Therapy Designation from the FDA and an exclusive license agreement with Helsinn in August 2016. The Company also initiated a Phase II study of Pracinostat in patients with high and very high risk MDS and a Phase I study of ME-401 in patients with relapsed/refractory chronic lymphocytic leukemia and follicular lymphoma. Yet, fiscal year 2017 total compensation as reported in the Summary Compensation Table of all of our named executive officers was below the median of our compensation peer group by more than 25%, with the CEO about 40% below the median, as discussed further below. Further, the fiscal year 2017 total direct compensation levels of our officers was lower than their fiscal year 2016 total direct compensation, as reported in the Summary Compensation Table, by between 8% and 14%.

Corporate Goals for Fiscal Year 2017

Annual performance goals are set by the Compensation Committee, and they are as objective as possible in both their definition and their scoring at the end of the period. This is consistent with the multi-year timeline associated with the drug development business, where annual goals are milestones for a long-term value-creating process. The following is a description of the primary corporate goals for fiscal year 2017, which assisted the Compensation Committee in determining total compensation. Goal achievement was measured objectively and it was determined that the Company had met 100% of each of the approved corporate goals. The established goals were as follows:

•	Conduct the Company’s operations within the approved budget and maintain sufficient capital to fund internal clinical development plans.

•	Transfer all necessary information and materials to Helsinn to enable initiation of a Pracinostat global registration-enabling AML clinical trial by March 31, 2017.

•	Operationalize Phase II dose and schedule finding study of Pracinostat in high risk MDS and treat the first patient by June 30, 2017.

•	Generate sufficient data in Phase Ib of ME-401 to inform the next phase of clinical development by May 31, 2017.

•	Obtain board approval for an updated three-year business plan by March 31, 2017.

The Compensation Committee’s Process

The Compensation Committee acts on behalf of the Board with respect to fulfilling the Board’s responsibilities to oversee the Company’s compensation policies, plans and programs and reviewing and determining, as appropriate, the compensation to be paid to executive officers and directors. In achieving this task, the Compensation Committee (i) reviews and approves corporate performance goals and objectives that support and reinforce the Company’s long-term strategic goals and compensation plans; (ii) establishes policies with respect to equity compensation arrangements, timing and pricing of equity awards for newly hired employees, promotions and annual grants for executive and non-executive employees and directors; (iii) reviews regional and industry-wide compensation practices and trends to assess the propriety, adequacy and competitiveness of the Company’s executive compensation programs among comparable companies in the Company’s industry; (iv) reviews and approves the terms of any employment agreements, severance agreements, change-of-control protections and any other compensatory arrangements of the executive officers; (v) performs and considers a compensation risk assessment; and (vi) considers shareholder feedback and Say-on-Pay voting results.

With respect to compensation of our Chief Executive Officer, the Compensation Committee evaluates the Chief Executive Officer’s performance in light of relevant performance goals and objectives, taking into account the policies of the Compensation Committee and, with respect to long-term incentive compensation, stockholder return and the results of the most recent stockholder advisory vote on executive compensation. The Compensation Committee reviews and approves (or if appropriate, recommends to the Board for final determination and approval) individual and corporate performance goals and objectives of the Company’s other executive officers. The Compensation Committee considers the recommendations of the Chief Executive Officer with respect to the compensation of the Company’s other executive officers. The Compensation Committee also makes recommendations to the Board with respect to this “Compensation Discussion and Analysis” section and recommends that such section be included in any of the Company’s annual reports on Form 10-K, registration statements, proxy statements or information statements.

The Compensation Committee meets at least once a year or more frequently as its members deem necessary or appropriate. Under the charter, the Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other advisors as the Compensation Committee may determine to assist in the performance of the Compensation Committee’s duties and responsibilities, only after taking into consideration the factors prescribed by the SEC and NASDAQ that bear upon the adviser’s independence.

Setting Executive Compensation

While the Compensation Committee considers peer group analysis as a component of its overall executive compensation decision process, it does not attempt to set executive compensation at a specific benchmark level, or percentile of compensation paid by other companies. The Compensation Committee determines the mix of compensation of each executive officer based on its review of such competitive data and an internal subjective analysis. We believe our approach to compensation does not encourage excessive risk-taking by the Company’s executives.

Our peer group of companies for fiscal year 2017, consists of twenty similar publicly-traded drug development companies, all approved by the Compensation Committee, with input from management and our compensation consultant. The peer group is composed of drug development companies with a similar market cap size, without material revenue from commercial products, and with emphasis on oncology companies as follows:

Advaxis	Idera Pharmaceuticals
ArQule, Inc.	Infinity Pharmaceuticals, Inc.
Curis, Inc.	Karyopharm
Bind Therapeutics, Inc.	Kura Oncology
Daré Bioscience, Inc.	Mirati Therapeutics, Inc.
ChemoCentryx	OncoGenex Pharmaceuticals, Inc.
CytRx Corporation	Oncothyreon Inc.
Endocyte	Rigel Pharmaceuticals, Inc.
Geon Corporation	Threshold Pharmaceuticals, Inc.
GTx	Tracon Pharmaceuticals

The Compensation Committee believes that, given the competitiveness of our industry and our company culture, our base compensation, cash incentives and equity programs are flexible, reward the achievement of clearly defined corporate goals and are generally sufficient to retain our existing executive officers and to hire new executive officers when necessary.

The peer data were used as context for setting executive officer compensation in fiscal year 2017. The committee does not set a target benchmark, but in fiscal year 2017, the value of total direct compensation for all named executive officers was below the median of the peer group companies and also was lower in fiscal year 2017 than in fiscal year 2016.

Role of Stockholder Say-on-Pay Votes

At our annual meeting of stockholders held in December 2016, approximately 91% of the shares voted at the meeting approved, on an advisory basis, the compensation of our named executive officers. The Compensation Committee considers input from stockholders, its compensation consultant and proxy advisors, when assessing its compensation philosophy and the components of its compensation program, giving further consideration to the level of attainment of corporate goals and to the compensation data of the Company’s peer group so that compensation decisions are broadly consistent with market practice.

Elements of Compensation

Each executive officer’s compensation package is comprised of three key elements: (i) base salary, (ii) performance-based cash incentives and (iii) equity-based compensation. These elements of executive compensation are intended to align the interests of our executive officers with those of our stockholders.

Base Salary

Base salaries serve to provide a fixed amount of compensation to our executive officers for performing daily responsibilities, and also provide stability and security. We establish base salaries for our executive officers when they join our Company or upon promotion. In addition, base salaries for executive officers are reviewed and determined by the Compensation Committee on an annual basis, in consultation with our compensation consultant, based on each executive officer’s position and specific responsibilities, individual performance, level of experience, achievement of corporate goals and a review of both competitive salary and total compensation market data.

Performance-based Cash Incentives

Our Compensation Committee believes that allocating a meaningful amount of our executive officers’ total cash compensation to the achievement of our corporate goals aligns our executive officers’ interests with those of our stockholders. Our Compensation Committee establishes annual incentive bonus targets for each of our executive officers, which targets are equal to a percentage of each executive officer’s base salary. Each executive officer’s actual earned annual incentive bonus, if any, is based on corporate goal achievement and other factors as determined by the Compensation Committee. For fiscal year 2017, bonus targets were set at 50%, 40%, 40% and 35% of base salary for our Chief Executive Officer, Chief Medical Officer, Senior Vice President of Corporate Development and General Counsel, and former Chief Financial Officer, respectively. As our Chief Financial Officer started employment in the fourth quarter of fiscal 2017, he was ineligible to receive a bonus for fiscal 2017. As described under “Corporate Goals for Fiscal Year 2017,” each of such executive officers earned a bonus equal to 100% of his respective target amount. Our Chief Medical Officer currently works a 40% part-time schedule and his bonus is pro-rated accordingly. Our former Chief Financial Officer’s bonus was pro-rated through April 6, 2017, his last day of employment with the Company.

Equity-based Compensation

The Compensation Committee believes that long-term value creation is achieved through an ownership culture that encourages performance by our executive officers through stock and stock-based awards. Under our 2008 Equity Plan, which was amended in 2016, we may award incentive and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and performance shares and units. Stock options granted before the plan was amended in December 3, 2014, generally have five-year terms. Those granted after December 3, 2014, expire after 10 years, have an exercise price equal to the fair market value at grant, and executive stock option grants typically vest 25% after one year and in equal monthly installments thereafter over the next 36 months and have a three-month post-termination exercise period.

In fiscal year 2017, we granted annual options to the Chief Executive Officer, the Chief Medical Officer, the former Chief Financial Officer and the Senior Vice President of Corporate Development & General Counsel in the amount of 380,000, 135,000, 110,000 and 130,000 options, respectively. All option awards were granted with an exercise price of $1.36. We granted the Chief Financial Officer 150,000 options with an exercise price of $1.59 at the commencement of his employment. The intrinsic value of the options granted to the Chief Executive Officer, the Chief Medical Officer, the Senior Vice President of Corporate Development & General Counsel, and the Chief Financial Officer was $391,400, $139,050, $133,900, and $120,000, respectively, as of June 30, 2017, using the closing price per share of our common stock of $2.39 on that date. The Committee views options as naturally performance based and the lack of in-the-money option value as a performance-based outcome that is aligned with stockholder interests and stockholder return.

The total compensation of each executive officer, which consisted of salary, bonus, and the grant date fair value of options was below the median of the peer group for all executive officers.

Fiscal Year 2016 Performance Equity

In June 2016, the Compensation Committee granted performance-contingent restricted stock units (“Performance Stock Units”) to the Chief Executive Officer, the Chief Medical Officer, the former Chief Financial Officer and the Senior Vice President of Corporate Development & General Counsel in the amount of 102,740, 51,370, 17,123 and 51,370 Stock Units respectively. These Performance Stock Units were earned in fiscal 2017, when the Company entered into an exclusive license, development and commercialization agreement with Helsinn on August 5, 2016. These performance-contingent restricted stock units were granted in fiscal year 2016 and are shown as fiscal year 2016 compensation in the Summary Compensation Table. The earned Performance Stock Units continue to have a time-vesting requirement and each executive officer grantee must remain an employee of the Company for two years after the agreement date with Helsinn. The Performance Stock Units vest on August 5, 2018. The Performance Stock Units for the former Chief Financial Officer expired upon his retirement from the Company.

Employment Agreements

We have entered into written employment agreements with each of the named executive officers, which set forth the terms of their respective employments. None of the executive officer employment agreements were modified in fiscal year 2017.

Employment Agreement between Daniel P. Gold and MEI Pharma

In connection with Dr. Gold’s appointment as President and Chief Executive Officer, we entered into an Employment Letter Agreement, dated April 23, 2010 with Dr. Gold (the “Gold Employment Letter”). The Gold Employment Letter provided for an annual base salary of $400,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors. Pursuant to the terms of the Gold Employment Letter, Dr. Gold was eligible to earn an annual cash bonus in an amount up to a maximum of 40% of the base salary, based on his achievement of milestones established by the Compensation Committee of the Board of Directors. Beginning in fiscal year 2015, the Compensation Committee established the target amount of Dr. Gold’s annual cash bonus as 50% of his base salary. Dr. Gold’s Employment Letter Agreement was not modified or amended in fiscal year 2017.

Dr. Gold may terminate his employment at any time and for any reason, upon providing three (3) months advance notice to us. Dr. Gold may terminate his employment with Good Reason (as defined in the Gold Employment Letter) by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Gold Employment Letter with or without Cause (as defined in the Gold Employment Letter) at any time. If Dr. Gold’s employment is terminated by us without Cause or by Dr. Gold for Good Reason, Dr. Gold will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Dr. Gold will be vested in the same number of options as if he had continued to be employed by us for an additional twelve (12) months. The Gold Employment Letter contains confidentiality provisions.

Employment Agreement between Brian G. Drazba and MEI Pharma

In connection with Mr. Drazba’s appointment as Chief Financial Officer, we entered into an Employment Letter, dated February 1, 2017, with Mr. Drazba (the “Drazba Employment Letter”). The Drazba Employment Letter provided for an annual base salary of $350,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors. Pursuant to the terms of the Drazba Employment Letter, Mr. Drazba is eligible to earn an annual cash bonus, beginning for the fiscal year starting on July 1, 2017, in an amount up to a maximum of 40% of the base salary, based on his achievement of milestones established by the Compensation Committee of the Board of Directors.

Mr. Drazba may terminate his employment at any time other than for Good Reason (as defined in the Drazba Employment Letter), upon providing two (2) months advance notice to us. Mr. Drazba may terminate his employment with Good Reason by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Drazba Employment Letter with or without Cause (as defined in the Drazba Employment Letter) at any time. If Mr. Drazba’s employment is terminated by us without Cause or by Mr. Drazba for Good Reason, Mr. Drazba will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Mr. Drazba will be vested in the same number of options as if he had continued to be employed by us for an additional twelve (12) months. The Drazba Employment Letter contains confidentiality provisions.

Employment Agreement between Robert D. Mass and MEI Pharma

In connection with Dr. Mass’s appointment as Chief Medical Officer, we entered into an Employment Letter, dated June 1, 2011, with Dr. Mass (the “Mass Employment Letter”). The Mass Employment Letter provided for an annual base salary of $350,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors. Pursuant to the terms of the Mass Employment Letter, Dr. Mass was eligible to earn an annual cash bonus in an amount up to a maximum of 20% of the pro-rated base salary based on his achievement of milestones established by the Compensation Committee of the Board of Directors. Beginning in fiscal year 2015, the Compensation Committee has increased the target amount of Dr. Mass’s annual cash bonus to 40% of his pro-rated base salary. Dr. Mass works a reduced hours schedule and worked a 25% part-time schedule from the commencement of his employment with us on June 1, 2011 through February 2012. Beginning March 2012, Dr. Mass worked a 50% of full-time schedule. Beginning in fiscal year 2014, Dr. Mass worked a 40% part-time schedule. It is anticipated that Dr. Mass will continue to work a 40% part-time schedule in fiscal year 2018. The number of hours worked by Dr. Mass may vary and his annual base salary and cash bonus paid will vary accordingly. Dr. Mass’s Employment Letter Agreement was not modified or amended in fiscal year 2017.

Dr. Mass may terminate his employment at any time other than for Good Reason (as defined in the Mass Employment Letter), upon providing two (2) months advance notice to us. Dr. Mass may terminate his employment with Good Reason by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Mass Employment Letter with or without Cause (as defined in the Mass Employment Letter) at any time. If Dr. Mass’s employment is terminated by us without Cause or by Dr. Mass for Good Reason, Dr. Mass will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Dr. Mass will be vested in the same number of options as if he had continued to be employed by us for an additional twelve (12) months. The Mass Employment Letter contains confidentiality provisions.

Employment Agreement between David M. Urso and MEI Pharma

In connection with Mr. Urso’s appointment as Senior Vice President, Corporate Development and General Counsel, we entered into an Employment Letter dated March 6, 2014, with Mr. Urso (the “Urso Employment Letter”). The Urso Employment Letter provided for an annual base salary of $300,000. Beginning in fiscal year 2015, the Compensation Committee set the target amount of Mr. Urso’s annual cash bonus to 35% of his base salary based on his achievement of milestones established by the Compensation Committee of the Board of Directors. Beginning in fiscal year 2017, the Compensation Committee established the target amount of Mr. Urso’s annual cash bonus as 40% of his base salary. Mr. Urso’s Employment Letter Agreement was not modified or amended in fiscal year 2017.

Mr. Urso may terminate his employment at any time and for any reason, upon providing one (1) months’ advance notice to us. Mr. Urso may terminate his employment with Good Reason (as defined in the Urso Employment Letter) by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Urso Employment Letter with or without Cause (as defined in the Urso Employment Letter) at any time. If Mr. Urso’s employment is terminated by us without Cause or by Mr. Urso for Good Reason, Mr. Urso will be entitled to (i) a lump sum payment in an amount equal to nine (9) months of his base salary and (ii) accelerated vesting of his options such that Mr. Urso will be vested in the same number of options as if he had continued to be employed by us for an additional nine (9) months.

Employment Agreement between Thomas M. Zech and MEI Pharma

In connection with Mr. Zech’s appointment as Chief Financial Officer, we entered into an Employment Letter, dated June 18, 2010, with Mr. Zech (the “Zech Employment Letter”). The Zech Employment Letter provided for an annual base salary of $250,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors. Pursuant to the terms of the Zech Employment Letter, Mr. Zech was eligible to earn an annual cash bonus in an amount up to a maximum of 20% of his base salary based on his achievement of milestones established by the Compensation Committee of the Board of Directors. Beginning in fiscal year 2015, the Compensation Committee established the target amount of Mr. Zech’s annual cash bonus as 35% of his base salary. The Zech Employment Letter contained confidentiality provisions. Mr. Zech retired from the Company on April 6, 2017. In connection with his retirement, all of Mr. Zech’s vested stock options expiration dates were extended to July 6, 2019, rather than expiring on the 90th day following the last day of his employment. Additionally, Mr. Zech received a cash bonus of $89,250, prorated for the term of his employment during the year.

Executive Benefits and Perquisites

The Company offers benefit programs to its employees, including named executive officers, which includes paid-time off; health insurance, including a company funded HSA account and a Company sponsored 401(k) plan. Our executive officers generally do not receive any supplemental retirement benefits or perquisites, and participate in the above listed benefit programs on the same basis as other full-time employees.

Severance and Change in Control Agreements

Each of Dr. Gold’s, Mr. Drazba’s, Dr. Mass’s and Mr. Urso’s employment agreement provides for certain severance payments upon the applicable employee’s termination by us other than for cause or by the applicable employee for good reason, as such terms are defined in the respective employment agreement. Upon such a termination of employment, we will: (i) make a payment to the applicable employee in lieu of notice in an amount equal to twelve months of such employee’s base salary in the case of Dr. Gold, Mr. Drazba and Dr. Mass and in an amount equal to nine months of such employee’s base salary in the case of Mr. Urso (as in effect at the time of such employee’s termination from employment), and (ii) accelerate the vesting of the applicable employee’s options so that such employee will be vested in the same number of shares of common stock subject to the options as if such employee had continued to be employed by us for an additional twelve months in the case of Dr. Gold, Mr. Drazba and Dr. Mass and for an additional nine months in the case of Mr. Urso. Such payment and additional option vesting will be conditional upon the execution of a customary release of claims in favor of us and our affiliates, in a form prescribed by us. The payment in lieu of notice will be paid to the applicable employee in a single lump sum payment as soon as administratively practicable after the maximum review and revocation period for the release agreement as may be required under applicable law, if any, or such earlier date as determined in our sole discretion, but in no event more than 60 days after the applicable employee’s termination of employment in the case of Dr. Gold, Mr. Drazba and Dr. Mass. If their employment had been terminated in accordance with the foregoing provisions on June 30, 2017, Dr. Gold, Mr. Drazba, Dr. Mass and Mr. Urso would have been entitled to payments in the amount of $575,000, $350,000, $445,000 (prorated to the current year’s percentage work schedule) and $281,250, respectively, and the vesting of options to purchase 309,583 shares, 43,750 shares, 110,895 shares, and 114,167 shares of our common stock, respectively and, in the case of Dr. Gold, the issuance of 400,000 shares of common stock underlying restricted stock units (“RSUs”).

In the event of a change in control of MEI Pharma, as defined in the 2008 Equity Plan, unless the Compensation Committee of the Board of Directors determines otherwise, all of the options granted to Dr. Gold, Mr. Drazba, Dr. Mass and Mr. Urso will accelerate and become fully exercisable effective upon the date of the change in control. As of June 30, 2017, the intrinsic value of unvested stock options that would accelerate and become fully exercisable upon a change in control, computed by multiplying the difference between the closing price per share of our common stock on June 30, 2017 of $2.39 and the exercise price of each stock option vested as a result of the termination, by the number of accelerated stock options for Dr. Gold, Mr. Drazba, Dr. Mass and Mr. Urso, was $562,592, $120,000, $212,431 and $211,723, respectively. The market value of Dr. Gold’s RSUs that would become fully vested and deliverable upon a change in control, computed based on the closing market price of our common stock on June 30, 2017, was $956,000.

Tax and Accounting Considerations

The tax and accounting consequences to the Company of certain compensation elements are important considerations for the Compensation Committee when evaluating and recommending compensation packages for our executive officers. Generally, the Compensation Committee seeks to balance its objective to create an effective compensation program that attracts, retains and rewards executives in order to maximize the return to stockholders with the need for appropriate tax and accounting consequences of such compensation.

The Compensation Committee is responsible for addressing the issues raised by Section 162(m) of the U.S. Internal Revenue Code (the “Code”), which makes certain “non-performance-based” compensation to certain executives of the Company in excess of $1,000,000 non-deductible to us. To qualify as “performance-based” under Section 162(m), compensation payments must be determined pursuant to a plan, by a committee of at least two “outside” directors (as defined in the regulations promulgated under the Code) and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders and the outside directors or the Compensation Committee, as applicable, must certify that the performance goals were achieved before payments can be awarded.

The Compensation Committee will continue to examine the effects of Section 162(m), to monitor the level of compensation paid to executive officers and take appropriate action in response to the provisions of Section 162(m), to the extent practicable while maintaining competitive compensation practices. The Compensation Committee, however, reserves the right to recommend and award compensation that is not deductible under Section 162(m).

In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended June 30, 2017. Submitted on October 16, 2017 by the members of the Compensation Committee of the Board of Directors:

Dr. Kevan E. Clemens

Dr. Nicholas R. Glover

Dr. Thomas C. Reynolds

Mr. William D. Rueckert

This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act, other than in the Company’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth, for the fiscal years ended June 30, 2017, 2016 and 2015, the compensation of our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($) (3) (4) (5) (6)	All Other Compensation ($)	Total ($)(8)
Daniel P. Gold	2017	$575,000	—	$426,824	$287,500	—	$1,289,324
President, Chief Executive	2016	552,000	$150,000	409,012	289,800	—	1,400,812
Officer & Director	2015	530,541	—	516,000	198,953	—	1,245,494
Brian G. Drazba	2017	87,500	—	191,027	—	—	278,527
Chief Financial Officer
Robert D. Mass	2017	178,000	—	151,635	71,200	—	400,835
Chief Medical Officer (7)	2016	170,800	75,000	149,639	71,736	—	467,175
	2015	164,346	—	165,120	49,304	—	378,770
David M. Urso	2017	375,000	—	146,019	150,000	—	671,019
Senior Vice President,	2016	352,000	75,000	169,590	149,360	—	745,950
Corporate Development	2015	330,000	—	154,800	86,625	—	571,425
and General Counsel
Thomas M. Zech	2017	293,890	—	123,554	89,250	—	506,694
Former Chief Financial Officer	2016	326,000	25,000	119,711	119,805	—	590,516
	2015	313,088	—	154,800	82,186	—	550,074

(1)	Represents the aggregate grant date fair value of restricted stock unit awards granted in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, “Stock Compensation”, calculated based on the closing market price of our common stock on the date of grant.
(2)	Represents the aggregate grant date fair value of options granted in accordance with ASC Topic 718. For the relevant assumptions used in determining these amounts, refer to Note 6 to our audited financial statements contained in our Annual Report on Form 10-K.
(3)	Dr. Gold received a bonus of 50% of his base salary for the fiscal year ended June 30, 2017. Dr. Gold received a bonus of 52.5% of his base salary for the fiscal year ended June 30, 2016, based upon the Compensation Committee’s determination to award bonuses at 105% of target levels. Dr. Gold received a bonus of 37.5% of his base salary for the fiscal year ended June 30, 2015.
(4)	Dr. Mass received a bonus of 40% of his pro-rated base salary for the fiscal year ended June 30, 2017. Dr. Mass received a bonus of 42% of his pro-rated base salary for the fiscal year ended June 30, 2016, based upon the Compensation Committee’s determination to award bonuses at 105% of target levels. Dr. Mass received a bonus of 30% of his pro-rated salary for the fiscal year ended June 30, 2015.
(5)	Mr. Urso received a bonus of 40% of his base salary for the fiscal year ended June 30, 2017. Mr. Urso received a bonus of 42.4% of his base salary for the fiscal year ended June 30, 2016, based upon the Compensation Committee’s determination to award bonuses at 105% of target levels and to provide an additional one-time $20,000 bonus, in recognition of his individual efforts related to the Helsinn agreement. Mr. Urso received a bonus of 26.3% of his base salary for fiscal year ended June 30, 2015.
(6)	Mr. Zech received a bonus of 35% of his base salary for the fiscal year ended June 30, 2017 pro-rated for the term of his employment during the year. Mr. Zech received a bonus of 36.8% of his base salary for the fiscal year ended June 30, 2016, based upon the Compensation Committee’s determination to award bonuses at 105% of target levels. Mr. Zech received a bonus of 26.3% of his base salary for the fiscal year ended June 30, 2015.

(7)	Beginning in fiscal year 2014, Dr. Mass worked a 40% schedule. Amounts reported in the table reflect pro-ration.
(8)	In accordance with SEC rules, the compensation described in this table does not include various health and welfare or other benefits received by our named executive officers that were generally available to all of our regular, full-time employees, as well as certain perquisites and other benefits received by our named executive officers that, in the aggregate, were less than $10,000 for any officer.

Grants of Plan-Based Awards For Fiscal Year Ended June 30, 2017

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stocks or Units	All Other Option Awards Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Daniel P. Gold	July 29, 2016	—	—	—	—	—	—	—	380,000	$1.36	$426,824
	—	—	$287,500	N/A	—	—	—	—	—	—	—
Brian G. Drazba	April 3, 2017	—	—	—	—	—	—	—	150,000	$1.59	$191,027
Robert D. Mass	July 29, 2016	—	—	—	—	—	—	—	135,000	$1.36	$151,635
	—	—	$71,200	N/A	—	—	—	—	—	—	—
David M. Urso	July 29, 2016	—	—	—	—	—	—	—	130,000	$1.36	$146,019
	—	—	$150,000	N/A	—	—	—	—	—	—	—
Thomas M. Zech	July 29, 2016	—	—	—	—	—	—	—	110,000	$1.36	$123,554
	—	—	$119,000	N/A	—	—	—	—	—	—	—

(1)	The Board established single bonus targets and, as disclosed in the Summary Compensation Table, determined to payout bonuses at 100% of the target levels.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all stock options and unvested RSU’s held by our named executive officers on June 30, 2017:

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Daniel P. Gold	—		380,000	(1)	$1.36	July 29, 2026		—		—
	—		—		—	—		102,740	(3)	$245,549
	196,458		111,042	(4)	$1.57	July 28, 2025		—		—
	72,917		27,083	(5)	$6.53	July 14, 2019		—		—
	50,000	(6)	—		$8.52	November 15, 2017		—		—
	16,666	(7)	—		$2.76	August 6, 2017		—		—
Brian G. Drazba	—		150,000	(2)	$1.59	April 4, 2026		—		—
Robert D. Mass	—		135,000	(1)	$1.36	July 29, 2026		—		—
	—		—		—	—		51,370	(3)	$122,774
	71,875		40,625	(4)	$1.57	July 28, 2025		—		—
	23,333		8,667	(5)	$6.53	July 14, 2019		—		—
	33,292		708	(8)	$7.43	July 14, 2018		—		—
	68,330	(9)	—		$8.63	March 28, 2018		—		—
	38,726	(7)	—		$2.76	August 6, 2017		—		—
David M. Urso	—		130,000	(1)	$1.36	July 29, 2026		—		—
	—		—		—	—		51,370	(3)	$122,774
	81,458		46,042	(4)	$1.57	July 28, 2025		—		—
	21,875		8,125	(5)	$6.53	July 14, 2019		—		—
	95,000		25,000	(10)	$10.00	April 6, 2019		—		—
Thomas M. Zech	52,500	(4) (11)	—		$1.57	July 6, 2019	(11)	—		—
	12,500	(7) (11)	—		$2.76	July 6, 2019	(11)	—		—
	20,625	(5) (11)	—		$6.53	July 6, 2019	(11)	—		—
	9,375	(8) (11)	—		$7.43	July 6, 2019	(11)	—		—
	81,835	(9) (11)	—		$8.63	July 6, 2019	(11)	—		—

(1)	Twenty-five percent of the options vested on July 29, 2017; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.
(2)	Twenty-five percent of the options will vest on April 3, 2018; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.
(3)	The RSUs were granted on June 7, 2016 but are subject to performance criteria, which were met on August 5, 2016. The RSUs vest on August 5, 2018, two years from the date the performance criteria were met.
(4)	The options vest in equal monthly installments over 36 months.
(5)	Twenty-five percent of the options vested on July 15, 2015; the remaining seventy-five percent of the options vest in equal monthly installments over the following 36 months.
(6)	Sixty-seven percent of the options vested immediately on November 16, 2012, the date of grant; the remaining thirty-three percent of the options vested on December 18, 2012, upon achievement of performance objectives.
(7)	Twenty-five percent of the options vested on August 7, 2013; the remaining seventy-five percent of the options vested in equal monthly installments over the following 36 months.
(8)	Twenty-five percent of the options vested on July 15, 2014; the remaining seventy-five percent of the options vested in equal monthly installments over the following 36 months.
(9)	Twenty-five percent of the options vested on March 29, 2014; the remaining seventy-five percent of the options vested in equal monthly installments over the following 36 months.

(10)	Twenty-five percent of the options vested on April 7, 2015; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.
(11)	Upon Mr. Zech’s retirement from the Company, his unvested options were forfeited, and the option expiration date for his vested options became July 6, 2019.

Option Exercises and Stock Vested

No options were exercised by any of the named executive officers and 133,334 RSUs held by Dr. Gold vested during the fiscal year ended June 30, 2017. None of the Performance Stock Units granted during fiscal year 2016 vested.

Compensation of Directors

The following table provides details of the fees paid to our non-executive directors who served on the Board for the fiscal year ended June 30, 2017.

Name	Fees Earned or Paid in Cash (1)	Option Awards ($)(2)	Total ($)
Christine A. White, M.D. (3)	$82,517	$42,298	$124,815
Leah Rush Cann (4)	$16,150	$42,298	$58,448
William D. Rueckert (5)	$65,017	$42,298	$107,315
Charles V. Baltic III (6)	$59,600	$42,298	$101,898
Thomas C. Reynolds, M.D., Ph.D. (7)	$52,100	$42,298	$94,398
Nicholas R. Glover, Ph.D. (8)	$57,100	$42,298	$99,398
Kevan E. Clemens, Ph.D. (9)	$51,683	$42,298	$93,981

(1)	For the fiscal year ended June 30, 2017, our non-executive directors received annual cash retainer of $39,600. In addition to the annual cash retainer, the Chairman received additional annual compensation of $30,000, and each Board Committee chair received additional compensation as follows: Audit Committee: $20,000; Compensation Committee: $12,500; and Nominating & Governance Committee: $10,000. Committee members not receiving compensation as a committee chairperson received additional compensation as follows: Audit Committee: $10,000; Compensation Committee: $7,500; and Nominating and Governance Committee: $5,000.
(2)	Represents the aggregate grant date fair value of options granted in accordance with FASB ASC Topic 718. For the relevant assumptions used in determining these amounts, refer to Note 7 to our audited financial statements included in our Annual Report on Form 10-K. All stock options granted to non-employee directors in the fiscal year ended June 30, 2017, were granted under our 2008 Equity Plan, and are ten-year options with an exercise price equal to the closing market price of our common stock on the date of grant. The stock options granted vest ratably each month over 12 months, subject to continued service on the Board of Directors.
(3)	Dr. White received cash compensation of $29,583 in connection with her service as Chairman of the Board, $833 in connection with her service on the Audit Committee, $1,042 in connection with her service as Chair of the Compensation Committee, $6,875 in connection with her service on the Compensation Committee and $4,584 in connection with her service on the Nominating & Governance Committee.
(4)	Ms. Cann received cash compensation of $5,000 in connection with her service as Chair of the Audit Committee and $1,250 in connection with her service on the Nominating and Governance Committee. Ms. Cann resigned from the Board of Directors on September 1, 2016.
(5)	Mr. Rueckert received cash compensation of $16,667 in connection with his service as Chair of the Audit Committee, $833 in connection with his service on the Audit Committee prior to becoming Chair, $7,500 in connection with his service on the Compensation Committee and $417 in connection with his service on the Nominating & Governance Committee.
(6)	Mr. Baltic received cash compensation of $10,000 in connection with his service on the Audit Committee and $10,000 in connection with his service as Chair of the Nominating & Governance Committee.
(7)	Dr. Reynolds received cash compensation of $7,500 in connection with his service on the Compensation Committee and $5,000 in connection with his service on the Nominating and Governance Committee.

(8)	Dr. Glover received cash compensation of $10,000 in connection with his service on the Audit Committee and $7,500 in connection with his service on the Compensation Committee.
(9)	Dr. Clemens received cash compensation of $11,458 in connection with his service as Chair of the Compensation Committee and $625 in connection with his service on the Compensation Committee.

Dr. Gold, President and Chief Executive Officer of the Company, does not receive any compensation for performing his duties as a director of the Company.

For the fiscal year ending June 30, 2017, each non-executive director received an annual grant of options in the amount of 40,000 shares at an exercise price of $1.36 per share.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. Subject to certain exceptions, the indemnification agreements provide that an indemnitee will be indemnified for all expenses incurred or paid by the indemnitee in connection with a proceeding to which the indemnitee was or is a party, or is threatened to be made a party, by reason of the indemnitee’s status with or service to us or to another entity at our request. In connection with proceedings other than those by or in the right of our company and to which the indemnitee was or is a party, or is threatened to be made a party, by reason of the indemnitee’s status with or service to us or to another entity at our request, the indemnification agreements provide that an indemnitee will also be indemnified for all liabilities incurred or paid by the indemnitee. The indemnification agreements also provide for advancement of expenses incurred by an indemnitee in connection with an indemnifiable claim, subject to reimbursement in certain circumstances.

The rights of each indemnitee are in addition to any other rights provided for under our restated certificate of incorporation, as amended, and our amended and restated by-laws, as may be amended from time to time, and under Delaware law.

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 4)

At our 2011 annual meeting of stockholders, our stockholders indicated their preference that we solicit a “Say-on-Pay” vote every three years. However, in consideration of stockholder and proxy advisory firm input, our Board of Directors reconsidered the frequency of our “Say-on-Pay” vote and beginning with the annual meeting of stockholders held in December 2014, increased the frequency from a triennial to an annual vote. Nevertheless, in accordance with applicable rules under the Exchange Act, we are required to solicit a new advisory (non-binding) vote, on how frequently we should conduct a “Say-on-Pay” vote. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on the compensation of our named executive officers once every one, two or three years, or they may abstain from voting.

After careful consideration of the frequency alternatives, our Board of Directors continues to believe that conducting an advisory vote on executive compensation every year is in the best interests of the Company and its stockholders.

Our practice since December 2014 has been to hold the advisory vote on executive compensation every year and our Board of Directors believes the annual vote has worked well. The annual vote gives stockholders the opportunity to provide us with their direct input on the compensation of our named executive officers every year and our Board of Directors believes that an annual vote best enables us to continue to obtain stockholder views on a reasonably current basis. Stockholders may cast a vote on the frequency of our advisory stockholder vote by choosing the option of (1) every year, (2) every two years, (3) every three years or (4) abstaining from voting, in response to the resolution set forth below.

RESOLVED, that a vote of the holders of the common stock of MEI Pharma, Inc. (the “Company”), to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement, including the disclosure under the heading “Compensation Discussion and Analysis”, the compensation tables and the other narrative discussion, be held at an annual meeting of the stockholders, beginning with the 2018 annual meeting of stockholders, (1) every year, (2) every two years or (3) every three years.

Because the vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and our Board of Directors and, accordingly, our Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding the frequency of the “Say-on-Pay” vote.

The frequency receiving the greatest number of votes—every year, every two years or every three years—will be the advisory frequency approved by our stockholders. Accordingly, abstentions and broker non-votes will have no effect on the proposal to approve, on an advisory basis, the frequency of the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE, ON AN ADVISORY BASIS, A FREQUENCY OF “EVERY YEAR” OF THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, there were no related party transactions required to be disclosed pursuant to Item 404 of the Regulation S-K during the three years ended June 30, 2017.

Agreements with Helsinn

On August 5, 2016, we entered into the Helsinn License Agreement. Under the terms of the agreement, Helsinn was granted a worldwide exclusive license to develop, manufacture and commercialize Pracinostat, and is primarily responsible for funding its global development and commercialization. As compensation for such grant of rights, we received payments of $20.0 million, including a $15.0 million upfront payment and a $5.0 million payment in March 2017. In addition, we are eligible to receive up to $444 million in potential regulatory and sales-based milestones, along with royalty payments on the net sales of Pracinostat, which, in the U.S., are tiered and begin in the mid-teens. Helsinn also agreed to reimburse us for certain third-party expenses related to research and development activities for Pracinostat.

On August 5, 2016, we also entered into a Common Stock Purchase Agreement with Helsinn Investment Fund SA (the “Helsinn Equity Agreement”). Pursuant to the terms of the Helsinn Equity Agreement, we issued 2,616,431 shares of common stock on August 16, 2016 in exchange for a $5.0 million investment. As a result of the issuance of shares of common stock pursuant to the Helsinn Equity Agreement, Helsinn Investment Fund SA became the holder of more than 5% of the outstanding shares of our common stock. As a result, Helsinn and Helsinn Investment Fund SA may be deemed related persons under Item 404(a) of Regulation S-K promulgated by the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF

MEI PHARMA

The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of October 2, 2017 (except as otherwise indicated below) by (i) each person known to beneficially own more than 5% of our common stock, (ii) each of our officers and directors, and (iii) our officers and directors as a group. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or restricted stock units, exercisable or convertible on or within sixty (60) days of October 2, 2017, are deemed outstanding. Such shares however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership described below is based on 36,950,177 shares of common stock outstanding, plus adjustments to the number of shares of common stock outstanding as described above, as of October 2, 2017.

Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percentage of Shares Beneficially Owned
Helsinn Investment Fund SA (1)	2,616,431	7.08%
Daniel P. Gold (2)	867,708	2.29%
Brian G. Drazba (3)	25,000	*
Robert D. Mass (4)	268,100	*
David M. Urso (5)	284,375	*
Christine A. White (6)	95,429	*
William D. Rueckert (7)	96,083	*
Charles V. Baltic III (8)	125,029	*
Thomas C. Reynolds (9)	97,716	*
Nicholas R. Glover (10)	95,460	*
Kevan E. Clemens (11)	89,334	*
All directors and executive officers as a group (10 individuals)	2,044,234	5.25%

*	Less than 1%
(1)	Derived from Schedule 13G filed on August 22, 2016 by Helsinn Investment Fund SA (“Helsinn”) and Mr. Riccardo Braglia, the group vice president and chief executive officer. Mr. Braglia is the ultimate indirect owner of 100% of the equity interests of Helsinn and may be deemed to be a beneficial owner of the securities held by Helsinn. The principal business addresses are as follows: for Helsinn, 412F Route d’Esch, L-2086 Luxembourg and for Mr. Braglia, Via Pian Scairolo 9, CH-6912, Lugano, Switzerland.
(2)	Includes 467,708 shares issuable to Dr. Gold upon the exercise of stock options that are exercisable within 60 days of October 2, 2017 and 400,000 shares issuable to Dr. Gold upon delivery to him of restricted stock units (RSUs) that vested on August 30, 2014, August 30, 2015 and August 30, 2016. Dr. Gold’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.
(3)	Includes 25,000 shares of common stock. Mr. Drazba exercises sole voting and investment control with respect to the shares. Mr. Drazba’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.
(4)	Includes 268,100 shares issuable to Dr. Mass upon the exercise of stock options that are exercisable within 60 days of October 2, 2017. Dr. Mass’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.
(5)	Includes 284,375 shares issuable to Mr. Urso upon the exercise of stock options that are exercisable within 60 days of October 2, 2017. Mr. Urso’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.
(6)	Includes 95,429 shares issuable to Dr. White upon the exercise of stock options that are exercisable within 60 days of October 2, 2017. Dr. White’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.
(7)	Includes 95,429 shares issuable to Mr. Rueckert upon the exercise of stock options that are exercisable within 60 days of October 2, 2017 and 654 shares of common stock. Mr. Rueckert exercises sole voting and investment control with respect to the shares. Mr. Rueckert’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.

(8)	Includes 95,429 shares issuable to Mr. Baltic upon the exercise of stock options that are exercisable within 60 days of October 2, 2017, as well as 29,600 shares of common stock. Mr. Baltic exercises direct voting and investment control with respect to 24,250 shares of common stock and indirect voting and investment control with respect to 5,350 shares of common stock. Mr. Baltic’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.
(9)	Includes 97,716 shares issuable to Dr. Reynolds upon the exercise of stock options that are exercisable within 60 days of October 2, 2017. Dr. Reynolds’ business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.
(10)	Includes 95,460 shares issuable to Dr. Glover upon the exercise of stock options that are exercisable within 60 days of October 2, 2017. Dr. Glover’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.
(11)	Includes 89,334 shares issuable to Dr. Clemens upon exercise of stock options that are exercisable within 60 days of October 2, 2017. Dr. Clemens’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.

WHERE YOU CAN FIND MORE INFORMATION

MEI Pharma files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that MEI Pharma files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 during business hours. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. MEI Pharma’s SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

If you would like to request documents from MEI Pharma, please send a request in writing or by telephone at the following address:

MEI Pharma, Inc.

3611 Valley Centre Drive, Suite 500

San Diego, CA 92130

(858) 369-7100

Attn: Investor Relations

You should rely only on the information contained in this document to vote your shares at the stockholder meetings. MEI Pharma has not authorized anyone to provide you with information that differs from that contained in this document. This document is dated October 16, 2017. You should not assume that the information contained in this document is accurate as of any date other than that date.

Information on MEI Pharma’s Website

Information on any MEI Pharma’s website is not part of this document and you should not rely on that information in deciding whether to approve any of the proposals described in this document, unless that information is also in this document.

OTHER MATTERS FOR STOCKHOLDERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires MEI Pharma’s officers and directors and persons who beneficially own more than 10% of the common stock of MEI Pharma to file initial reports of ownership of such securities and reports of changes in ownership of such securities with the SEC. Such officers, directors and 10% stockholders of MEI Pharma are also required by SEC regulations to furnish MEI Pharma with copies of all Section 16(a) forms they file.

Based solely on MEI Pharma’s review of the copies of such forms received by it with respect to the fiscal year ended June 30, 2017, all reports were filed on a timely basis.

Stockholder Proposals

Stockholders who intend to present proposals at the Company’s fiscal 2019 annual meeting of stockholders under SEC Rule 14a-8 must ensure that such proposals are received by the Secretary of the Company no later than June 18, 2018. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the Company’s fiscal 2018 proxy materials. Notwithstanding the foregoing, in the event the date of annual meeting for fiscal 2019 is changed by more than 30 days from the date of the Annual Meeting for fiscal 2018, all stockholder proposals must be submitted a reasonable time before a solicitation is made.

In accordance with our bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the fiscal 2018 annual meeting of stockholders but not submitted for inclusion in the proxy statement for our fiscal 2019 annual meeting of stockholders pursuant to Rule 14a-8, must be received by us no earlier than August 2, 2018 and no later than September 1, 2018, unless we change the date of our fiscal 2019 annual meeting more than 30 days before or more than 60 days after November 30, 2018, in which case stockholder proposals must be received by us no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting.

Communication with the MEI Pharma Board of Directors

MEI Pharma’s stockholders may communicate with the Board of Directors, including non-executive directors or officers, by sending written communications addressed to such person or persons in care of MEI Pharma, Inc., Attn: Secretary, 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130. All communications will be compiled by the Secretary and submitted to the addressee. If the Board of Directors modifies this process, the revised process will be posted on MEI Pharma’s website.

Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Householding of Proxy Materials for MEI Pharma Stockholders

This year, a number of brokers with account holders who are MEI Pharma stockholders will be “householding” MEI Pharma’s proxy materials. A single copy of this proxy statement will be delivered to multiple MEI Pharma stockholders sharing an address unless contrary instructions have been received from the affected MEI Pharma stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you notify your broker or MEI Pharma that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130, or (3) contact MEI Pharma’s Chief Financial Officer, Brian G. Drazba, at: (858) 369-7100. Upon a written or oral request to the address or telephone number above, MEI Pharma will promptly deliver a separate copy of the annual report and proxy statement to a MEI Pharma stockholder at a shared address to which a single copy of the proxy statements was delivered. MEI Pharma stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, on November 30, 2017.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/MEIP • Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals
	The Board of Directors recommends that you vote FOR the listed nominees, FOR proposals No. 2 and No. 3 and 1 YEAR for proposal No. 4:						+
	Proposal No. 1 – Election of Directors:	For	Withhold		For	Withhold
	01 - Kevan E. Clemens, PhD.	☐	☐	02 - Daniel P. Gold, PhD.	☐	☐

For Against Abstain
Proposal No. 2 – Ratification of appointment of BDO USA, LLP, as MEI Pharma, Inc.’s independent registered public accounting firm for the fiscal year ending June 30, 2018.	☐ ☐ ☐
Proposal No. 3 – To approve, on an advisory basis, the compensation of the Company’s named executive officers (Say-on-Pay vote).	☐ ☐ ☐
1 Year	2 Years 3 Years Abstain
Proposal No. 4 – To approve, on an advisory basis, the frequency of the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Say-on-Frequency vote). ☐	☐ ☐ ☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                             02OQEC

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — MEI PHARMA, INC.

FORM OF PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING

THURSDAY, NOVEMBER 30, 2017

Please sign, date and return promptly in the enclosed envelope.

The undersigned hereby appoints Daniel P. Gold and Brian G. Drazba, and each of them, as proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, to vote your shares of MEI Pharma, Inc. Common Stock at the Annual Meeting of Stockholders of MEI Pharma, Inc. to be held on Thursday, November 30, 2017, at 9:00 a.m. (Pacific Time) at the offices of MEI Pharma, Inc. located at 3611 Valley Centre Drive, Suite 500, San Diego, CA 92130, and at any adjournments thereof upon matters set forth in the Proxy Statement, and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed on the reverse hereof by the stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (I) FOR THE LISTED NOMINEES FOR DIRECTOR, (II) FOR RATIFICATION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING JUNE 30, 2018, (III) FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF MEI PHARMA, INC.’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”), AND (IV) FOR 1 YEAR, ON AN ADVISORY BASIS, THE FREQUENCY OF THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY-ON-FREQUENCY VOTE”).

NOTE: In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting.

Each of the foregoing proposals is more fully described in the accompanying proxy statement.

This proxy will be voted as specified above. If no direction is made, this proxy will be voted FOR all nominees listed above and as recommended by the Board on the other items listed above.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on November 30, 2017. MEI Pharma, Inc.’s Proxy Statement and 2017 Annual Report are available at http://www.edocumentview.com/MEIP.